The Companies Law

Articles of association of the Company

1.	Name of the Company

The proposed name of the Company: Cell Source Ltd.

2.	The aims of the Company

2.1	Pursuant to section 32(1) of the Law – to engage in any lawful occupation.

2.2	To pursue the completion of research, development, and trading of technologies related to cell therapy and the use of fetal cells for growing tissue for the purpose of implanting in humans.

3.	Private Company

The Company shall be a private Company, and consequently:

3.1	The number of members in the company at any given time shall not exceed one hundred, but if two or more persons jointly hold one or more shares in the company, they shall be deemed to be a single member, for the purpose of this section.

3.2	Any offer to the public to subscribe for shares or convertible bonds is hereby prohibited.

3.3	The right to transfer shares is limited, as set forth in these articles of association.

4.	Details regarding the Company's registered share capital

Registered capital:	NIS 500,000
that comprises	50,000,000	ordinary shares each of nominal value of	NIS 0.01 (one agora).

4.1	An ordinary share means an ordinary share in the Company, of NIS 0.01 nominal value, that awards its owner the right to vote in the general meeting and the right to receive a dividend pursuant to that set forth in the Company's articles of association.

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5.	Details regarding limitation of the Company's liability

5.1	The liability of the shareholders is limited to shares.

6.	Shares

6.1	The Company shall be entitled to issue preferred stock, deferred shares, redeemable stock, or shares having any other special right, or with limitations in respect of the payment of dividends, voting rights, repayment of share capital or other matters, all as set forth by the Company in a decision passed in the general meeting with the agreement of all the shareholders, subject to the provisions in its memorandum and without limitation to any special right awarded previously to the shareholders.

6.2	The Company shall be entitled to change the rights of a given type of shares, if it received for this the consent in writing of the holders of all the shares issued of that type, or if the matter was approved in a decision passed in a general meeting with the agreement of the holders of these shares, and all this only if there is no other provision in respect of this matter in the conditions of issue of this type of shares: the provisions of these articles of association shall apply to the aforesaid special general meeting, mutatis mutandis.

6.3	A share certificate that was spoiled or lost may be renewed on payment of a fee that shall not exceed one new agora, and pursuant to the conditions in respect of evidence and indemnification of damage, all at the discretion of the Directors.

6.4	The Company is forbidden to offer shares and/or bonds to the public.

7.	Encumbrance of shares

7.1	The shareholders of the Company shall not be entitled to encumber and/or mortgage their shares in the Company except after receiving approval in advance and in writing from the Board of Directors of the Company, after the Board of Directors has passed a decision approving this lien and/or mortgage.

8.	Lien

8.1	The Company may encumber any share that has not been paid up in full, in respect of monies due to the Company for the share pursuant to demands for payment, or that becomes due for repayment at specific times, whether or not their repayment has become due; the Company shall also be entitled to encumber shares registered in the name of an individual that have not been paid up in full, in respect of monies due from him or from his estate, but the Directors shall be entitled to exempt a given share, in whole or in part, from the provisions of this section; the lien on the share shall also apply to dividends paid for it.

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8.2	The Company shall be entitled to sell any share on which there is a lien, in any way that the Directors see fit, but it may not be sold except after the time has come for repayment of the sum for which the lien exists, and fourteen days have elapsed since the person registered at that time as the shareholder, or the person entitled to it following the death or bankruptcy of the registered owner, has been given notice in writing demanding the payment of the sum in respect of which the lien exists and whose repayment has become due.

8.3	Surplus income from the sales proceeds remaining after repayment of the sum that has become due shall be paid to the person entitled to the share on the date of the sale, subject to the lien on the sums that have not yet become due, in a similar manner to the lien that existed on the share before it was sold; the buyer shall be registered as the shareholder and he is not obligated to ensure the use of the sales proceeds, and his right to the share shall not be harmed because there was a fault or defect in the sales procedures.

9.	Transfer of shares

9.1	If a shareholder wishes to sell his shares the other shareholders shall have first right of refusal to purchase these shares, in parts proportional to their holdings in the Company.

9.1.1	A shareholder who wishes to sell his shares and has reached agreement with any third party whatsoever, shall notify all the other shareholders of the terms of the agreement, in writing (hereinafter: "the vendor", and "the offer", respectively). Every offer shall be against payment in money only and shall specify the agreed dates of payment.

9.1.2	Each of the shareholders in the Company shall have the right to purchase a number of shares proportional to his part in all the allocated shares, not including the part of the vendor, for the price and pursuant to the terms of payment as set forth in the offer.

9.1.3	If any of the shareholders announces that he is not interested, the other shareholders shall be entitled to purchase his part also, in a proportional manner.

9.1.4	The notice of the shareholders shall be given within 21 days of receiving the vendor's offer.

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9.1.5	Failure to give a reply within 21 days shall be deemed to be notice of lack of a wish to purchase the shares. If more than one shareholder announces his wish to purchase the shares, the shares shall be divided between the shareholders wishing to purchase them in parts proportional to their relative holdings of the shares of the Company at that time.

9.1.6	If acceptance notices are given in respect of the entire number of shares included in the offer, the shareholders who gave acceptance notices as aforesaid shall be bound to pay the vendor the full sum as set forth in the agreement, pursuant to the terms of payment as set forth in the offer, against receipt of the shares.

9.1.7	Upon closing of the sale of the entire number of shares included in the offer, the offerer (Vendor) shall be divested of all his commitments to the Company, including his guarantees to the Company in the bank or vis-a-vis various service providers and suppliers.

9.2	If all the shareholders announce that they do not wish to purchase the shares, or if no reply is given to the vendor's notice, or if they wish to purchase only part of the vendor's shares, the vendor shall be free to sell all his shares in the Company, or the remaining part thereof, to a third party at the price set forth in his offer in writing.

9.3	If the vendor wishes to sell his shares in the Company for a sum less than the sum set forth in his offer, he shall be bound to offer these shares, at the price at which he actually intends to sell them, to the other shareholders, and there shall again apply the provisions of the section in respect of first right of refusal.

9.4	If the vendor is about to sell some or all his shares to a party that is not a party to this agreement, or is not a shareholder in the Company (hereinafter: "a third party"), the Board of Directors' approval shall be required for the identity of the third party which is purchasing the shares, and in such a case:

9.4.1	The vendor shall notify the Board of Directors of his wish to sell his shares to a third party, and a meeting of the Board of Directors shall be convened for approval of the sale, not later than 14 days after the vendor's notice.

9.4.2	The vendor's notice, as set forth in this section, shall include the name of the third party, his identification details, and the consideration for the shares to be paid by the third party, pursuant to the agreement between the offerer and the third party.

9.4.3	The Board of Directors shall not be entitled to refuse to approve the identity of the third party except with a reasonable and reasoned refusal, such as a refusal to approve a third party who was convicted of an offence involving moral turpitude and/or a third party who, directly and/or indirectly, competes with the Company's business, etc.

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9.4.4	The amount of the consideration that the offerer and the third party agreed upon in respect of the shares being sold shall not constitute a basis for the Board of Directors to refuse to approve the sale.

9.5	Furthermore, if the vendor is about to sell some or all of his shares to a party who is not a party to this agreement or is not a shareholder in the Company (hereinafter: "a third party") the other shareholders in the Company shall be entitled, but not obligated, to participate in the sale of the shares, under the same conditions, in the following way:

9.5.1	If the third party is prepared to purchase all the shares of each of those wishing to join the vendor, under the same conditions offered to the vendor, the sale shall be carried out, in full or in installments, in a proportional way, by all the shareholders wishing to sell their shares.

9.5.2	Each of the shareholders will inform the vendor whether he wishes to participate in the sale as set forth in Regulation 9.5, but not later than the last date for giving the acceptance notice of the offer that he received in connection with exercising the first right of refusal, as set forth in Regulation 9.1 above. The shareholder shall be entitled to give notice of exercising the first right of refusal and the right of participation, and in this case the right of participation shall be exercised if, for any reason whatsoever, the first right of refusal is not exercised (such as if no acceptance notices were given in connection with all the shares offered for sale).

9.6	Transfer of a share in the Company shall be done by means of a document signed by the transferrer and the transferee, and as long as the name of the transferee is not requested in the register of members the transferrer shall be deemed to be the shareholder.

9.7	The shares transfer form shall be in the usual format pursuant to the instructions of the Companies Registrar from time to time and shall be subject to approval by the Board of Directors.

9.8	The Company shall only recognize the executor of the estate as the holder of rights to the share of an individual who died, and if no such person exists, his inheritors; and in the case of a share registered in the name of two or more persons, it shall only recognize the surviving partner, and if he also died – the executor of the estate, and if no such person exists, his inheritors.

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9.8.1	A person who becomes eligible for a share, as a result of the death or bankruptcy of a member, shall be entitled, after submitting the proofs demanded from him by the Directors, to be registered as a member in respect of this share, or to transfer it to someone else in the manner in which the deceased or the bankrupt was entitled to transfer it; in both cases the Directors shall be entitled to refuse to register it or to delay it in the manner that they would have been entitled to do had the deceased or the bankrupt transferred the share before the death or the bankruptcy.

9.8.2	A person who becomes eligible for a share, as a result of the death or bankruptcy of a shareholder, shall also be entitled to dividends and other rights to which he would have been entitled if he had been the registered holder of the share, except that until he is registered as a member in respect of the share he shall not be entitled to exercise, by virtue of the share, his rights as a member in respect of meetings of the Company and in respect of the appointment of Directors.

9.9	It is hereby clarified that despite that stated in section 9 including all its parts, a shareholder may transfer up to 10% of his shares without the need to give first right of refusal pursuant to the provisions of section 9.

10.	Forfeiture of shares

10.1	If a member has not paid up in full on the specified date the sum demanded for payment, the managers shall be entitled to send him notice in writing in which he is required to pay the sum that has not yet been paid, together with the interest accrued thereon.

10.2	The notice shall include an additional date for payment, that shall be not earlier than 14 days after the notice, and shall clarify that if the sum is not paid by this date forfeiture may be expected of the share for which payment is demanded.

10.3	If a member receives notice in writing and does not meet the requirements of the notice, the Directors shall be entitled to decide about forfeiture of the share, as long as the sum has not yet been paid.

10.4	A share that has been forfeited may be sold or transferred in another way, under the conditions and in the way that the Directors see fit, and as long as nothing has been done the Directors shall be entitled to cancel the forfeiture under the conditions that they fix.

10.5	A person whose shares have been forfeited shall cease to be a member in respect thereof, but shall continue to be obligated to repay to the Company monies that he owed on the date of the forfeiture on account of these shares; this liability shall end on the date when the Company receives the nominal sum of the shares in full.

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10.6	An affidavit, pursuant to which the affiant is a Director of the Company and a given share of it was duly forfeited on the date set forth in the affidavit, shall serve as decisive proof of that stated therein vis-a-vis any person who claims a right to the share, and that affidavit with a receipt of the Company for the consideration, if given, for the share in its sale or transfer, shall grant a right to the share, and the person to whom the share was sold or transferred shall be registered as the owner of the share, and he shall not be responsible for what was done with the sale proceeds, if given, and his right to the share shall not be harmed by a fault of defect in the forfeiture, sale, or transfer proceedings.

10.7	The provisions of these articles of association in respect of forfeiture shall apply to non payment of any sum that must be paid on a specific date pursuant to the conditions of issue of the share, whether on account of the share or in the form of a premium, as if the sum had to be paid by virtue of the payment demand and the giving of notice in respect thereof was duly carried out.

11.	Redeemable shares

11.1	The Company shall be entitled, subject to the provisions of the Order, to issue and redeem redeemable shares.

12.	Changes to capital

12.1	The general meeting shall be entitled, in a decision passed by 80% of the shareholders in the Company, to increase the share capital in a sum that shall be divided into shares in the amounts as set forth in the decision, as aforesaid.

12.2	If there is no provision that conflicts with the decision in respect of increasing the capital –

12.2.1	All the new shares shall be offered, before the issue, to persons who have on that date the right to receive from the Company notices in respect of general meetings, to each on a proportional basis, as close as possible in the circumstances, to the sum of the existing shares to which he is entitled;

12.2.2	The offer shall be a notice giving details of the number of shares offered and stating that non acceptance of the offer within a specified time will be deemed to be a refusal to accept it;

12.2.3	Only shares which are accepted and fully paid for shall be issued

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12.3	The provisions that apply to shares of the original capital shall apply to the new shares.

12.4	The Company shall be entitled, with a special decision of the general meeting passed by 80% of the shareholders:

12.4.1	To consolidate its share capital and to split it into shares of value greater than the existing shares;

12.4.2	To split its share capital, or part thereof, into shares of value less than that set forth in the articles of association, by sub division of the existing shares or part thereof.

12.4.3	To cancel shares that on the date of the decision had not yet been taken and that no-one agreed to take;

12.4.4	To reduce the share capital in any way, subject to the provisions of the law.

12.5	Despite that stated in these articles of association, it is agreed that the offer of Company shares to the public, the issue of shares to the public, or the listing of the Company for trading on the Stock Exchange, shall obligate receiving the consent of Prof. Reisner, as long as stages 1 and 2 of the clinical trials have not been completed.

13.	Change of the articles of association

13.1	The general meeting shall be entitled, in a decision passed by at least 80% of the shareholders in the Company, to change the provisions of the articles of association of the Company in whole or in part. Despite the aforesaid, it is hereby clarified that a change to the provisions of regulation 12.5 requires the consent of Prof. Reisner. Despite the provisions of this section, a change to the articles of association that obligates a shareholder to purchase additional shares or to increase the extent of his responsibility shall not obligate the shareholder without his consent.

14.	General meetings

14.1	A general meeting shall be convened once a year, on the date and in the place fixed by the general meeting, but not later than fifteen months after the last general meeting; if it was not convened in this way, it shall be convened in the month following the month in which occurred the anniversary of the acceptance of these amended articles of association of the Company, at the time and in the place as fixed by the Directors; if the meeting was not convened as aforesaid, it shall be convened in the following month and any two shareholders in the Company shall be entitled to convene it at the Company's expense and in the same way, as close as possible to that in which meetings are convened by Directors.

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14.2	The aforesaid general meetings shall be called ordinary meetings; other general meetings shall be called extraordinary meetings.

14.3	The Directors, in a decision of the Board of Directors, shall be entitled to call an extraordinary general meeting whenever they see fit to do so, and it may be convened at the demand of members, as set forth above.

14.4	At least three days before the meeting, not including the day of giving notice but including the day of the meeting – the Company shall give notice of it to everyone entitled to receive notices as aforesaid from the Company; the notice shall give details of the place, day, and time on which the meeting shall be convened and the nature of every special matter appearing on the agenda; the notice shall be given in the aforesaid manner or in any way as set forth by the Company in a general meeting; the fact that someone did not receive notice shall not disqualify the proceedings of a general meeting.

14.5	The Directors shall be entitled to call an extraordinary general meeting, without giving notice in advance, if all the shareholders agreed in writing to waive the need for giving notice in advance of the convening of the meeting.

14.6	The Company is obligated to give notice of a general meeting to the following only:

14.6.1	Every member of the Company, including holders of share certificates, but not including members who do not have an address in Israel and did not give the Company an address in Israel for delivering notices to them;

14.6.2	Everyone who has a right to a share because of the death or bankruptcy of a member who would have been entitled, had he not died or become bankrupt, to receive notice of the meeting.

14.7	Any matter discussed in an extraordinary meeting, shall be regarded as a special case, as well as any matter discussed in an ordinary meeting that is not one of the following: approval of dividends, discussion of accounts, balance sheets and the regular report of the Directors and of the accountant, the election of Directors and other position holders instead of the outgoing ones, and determination of the fees of the accountant.

14.8	No matter shall be discussed in a general meeting unless a legal quorum was present at the opening of the meeting; subject to another provision of these articles of association.

14.9	A legal quorum shall exist only when there are present at least the holders of 80% of the allocated share capital of the Company, either personally or by means of their authorized representative.

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14.9.1	If within one hour of the time fixed for the meeting a legal quorum was not present, the meeting shall be cancelled and shall be convened again within an hour; if even during the second meeting a legal quorum was not present one hour after the time fixed for it, the members present shall be deemed to constitute a legal quorum, provided that there were present in the place the holders of 50% of the allocated share capital, either personally or by means of their authorized representative.

14.9.2	The permanent Chairman of the Board of Directors, or some other person appointed by the Board of Directors for this matter, shall serve as the Chairman of the general meeting.

14.9.3	If there is no Chairman as aforesaid, or if he was present in the meeting but refused to be its Chairman, or did not come to the meeting within half an hour of the time fixed for it, the members present shall elect a Chairman from amongst themselves.

14.9.4	The Chairman shall be entitled, with the consent of the meeting in which there is a legal quorum, to defer it to another time or place, and he is bound to do so at the demand of the meeting; there is no need to give notice in respect of the deferment and the matters appearing on the agenda of the deferred meeting, but if the meeting is deferred by ten days or more notice shall be given of the meeting in the manner given for the original meeting.

14.9.5	Every decision that is put to a vote in a general meeting shall be passed with a majority of the votes of the holders of voting rights, unless a special majority is required pursuant to the articles of association or by law. It is hereby clarified that every decision relating to changes to the share capital of the Company requires approval by the general meeting with a special majority as set forth above.

14.9.6	If a vote is required by duly counting the votes, the voting shall be conducted in the manner specified by the Chairman and its results shall be deemed to be the decision of the meeting in which the vote was required.

15.	Voting by the members

15.1	In voting in the general meeting each member shall have one vote for every share that he holds, and he shall be entitled to vote personally or by means of a proxy.

15.2	In voting by partners to a share, the vote shall be that of the senior partner present personally or by means of a proxy, and the votes of the other partners shall not be accepted; the question of seniority shall be decided by the order or recording the partners in the register of members.

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15.3	A member who is mentally incapacitated or whom an authorized court declared to be legally incapacitated, may vote, in voting conducted by a show of hands or by counting the votes, by means of a guardian or another person appointed by the Court, and this person shall be entitled to vote, in voting where the votes are counted, by means of a proxy.

15.4	A member shall not be entitled to vote in a general meeting unless he has paid all the payment demands and other sums due from him at that time in respect of his shares in the Company.

15.5	The document for appointment of a proxy shall be in writing and signed by the appointer or by a person duly authorized by him to do so in writing, and if the appointer is a corporation – with the stamp or signature of an Officer or an authorized signatory.

15.5.1	No person shall act as a proxy unless he is entitled in his own right to be present and vote in that meeting in which he acts as a proxy, or if he has been appointed to act in that same meeting as a proxy of a corporation.

15.6	The document for appointment of a proxy and the power of attorney by virtue of which the appointment was made, or copies of them authenticated by an advocate, shall be deposited in the Company's registered office until shortly before the time of convening the meeting in which the person whose name appears in the document intends to vote, and if this is not done the proxy's voting in that meeting shall be invalid.

15.7	The document for appointment of a proxy may be in the following format or in another form as set forth by the Directors:

1. _____________ Ltd.

2. I, ________ of __________ , a shareholder in ___________ Ltd., hereby appoint ____________ of ___________ to be a proxy in my place and on my behalf in the (ordinary/ extraordinary) general meeting of the Company, to be convened on __________ and in any deferred meeting after it.

3. Signed on _____________ .

4. Signature ________________ ..

16.	Appointment of Directors, their powers and roles

16.1	The Company shall have a Board of Directors comprising seven Directors. The group of funders (who held shares when the company was established), collectively, will have the right to appoint two (2) board members. The first investing group (5 shareholders), collectively, will have the right to appoint three (3) board members.

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16.2	There is no bar to one person holding voting rights of more than one Director.

16.3	Every member of the Board of Directors shall be entitled to appoint a substitute for himself for the purpose of a specific meeting and/or to appoint him as a delegate to a specific meeting provided that he is not a substitute for a period of time exceeding one month.

16.4	If the Director wishes to appoint a substitute for himself for a period of time exceeding one month, the Director shall be obligated to resign and the shareholder who appointed him shall be obligated to appoint another Director in his place.

16.5	It is agreed by the Directors that all the Directors, in an unanimous decision, are authorized to approve deviation from the aforesaid rules.

16.6	It is agreed that Yoram Drucker shall serve as the first Chairman of the Board of Directors.

17.	The Board of Directors of the Company shall be convened within one week of any time when required to do so by any two Directors, and in no circumstances less than once every three months, until a different decision is taken by the Board of Directors of the Company.

17.1	No meeting of the Board of Directors shall be held unless at least three Directors are present.

17.2	If on the regular date for the meeting and/or on the date fixed at the demand of the Directors, and that was announced to the Directors, there was not a sufficient quorum for holding the meeting, the meeting shall be deferred for one additional week, additional notice shall be given in writing to the Directors in respect of the time and place of the deferred meeting, and at this time the Board of Directors shall be convened and shall discuss matters with a quorum of at least two Directors.

17.3	A meeting of the Board of Directors may be held by means of a conference call, provided that the particpants are provided at least 2 business days advance notice.

17.4	An urgent meeting of the Board of Directors may be convened by the CEO of the Company or by any of the members of the Board of Directors, depending on the matter, from time to time.

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18.	Every Director shall be entitled to receive for his perusal or examination, and even receive a copy of, any document and/or report of the Company and any data regarding the Company's affairs, at any time.

19.	Mr. Yoram Drucker shall serve as the first CEO of the Company.

20.	The ongoing management of the Company shall be conducted, pursuant to the directions of the Board of Directors, by the CEO and the staff of employees.

20.1	The Board of Directors of the Company shall be the body authorized to elect, hire, and employ workers in the Company, consultants, assistants, and any other manpower required for the Company's activities, whether on a permanent and/or temporary basis, except for members of the Board of Directors itself.

20.2	The Board of Directors shall be authorized to carry out all the activities required for the management and/or sustenance of the Company, except for those expressly stated to be activities lying within the authority of the general meeting of the shareholders.

20.3	Subject to that set forth in section 20.5 below, all the decisions of the Board of Directors shall be passed with an ordinary majority of the Directors or their substitutes who participated in the meeting in which these decisions were passed, and in the event of a decision in writing, with the agreement of all the Directors in the Company or their substitutes. In the event of a dispute, and if only two members of the Board of Directors are present in the meeting of the Board of Directors, the dispute shall be brought before a full composition of the Board of Directors that will decide with a majority of votes. In the event of a tie the Chairman of the Board of Directors shall not have a casting vote.

20.4	Despite the aforesaid, in any case of material incapacity of a Director (such as a grave illness, criminal conviction, bankruptcy, etc.) the general meeting of the Company shall be entitled to dismiss the relevant Director and order the shareholder who appointed him to replace him by someone else.

20.5	Liability insurance for position holders

20.6	The Company shall be entitled to exempt a position holder from his liability for damage resulting from infringement of the duty of care vis-a-vis it, as decided in the general meeting, from time to time, or in a specific case, and all this pursuant to the provisions of the law.

20.7	The Company shall be entitled to indemnify a position holder therein, a priori or a posteriori, with the approval of the Board of Directors, in any of the following:

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20.7.1	A financial liability imposed on him on behalf of another person by a court ruling, including a court ruling given in a compromise or an arbitrator's award approved by the Court.

1.     Despite the aforesaid it is hereby clarified that the Company shall be entitled to give indemnification as aforesaid in advance, subject to the commitment for indemnification being limited to events that in the Board of Directors' opinion were expected in the light of the Company's actual activities at the time of giving the commitment for indemnification, and to a sum or a criterion fixed by the Board of Directors as reasonable in the circumstances, and that there be listed in the commitment to the indemnification the events that in the Board of Directors' opinion were expected in the light of the Company's actual activities at the time of giving the commitment for indemnification, as well as the sum or criterion fixed by the Board of Directors as reasonable in the circumstances.

20.7.2	Reasonable legal expenses, including lawyers' fees incurred by the position holder following an investigation or proceedings conducted against him by an authority authorized to conduct an investigation or proceedings, and that ended without submission of an indictment against him and without there being imposed on him a financial obligation as a substitute for criminal proceedings, or that ended without submission of an indictment against him but with imposition on him of a financial obligation as a substitute for criminal proceedings, for an offence that does not require proof of criminal intent.

2.     In this paragraph, "ending without submission of an indictment against him in a matter in which a criminal investigation was instigated" means the closing of the file pursuant to section 62 of the Criminal Court Procedure Law [combined version] 5742-1982 (hereinafter in this sub section "the Criminal Court Procedure Law"), or deferment of proceedings by the Attorney-General pursuant to section 231 of the Criminal Court Procedure Law.

3.     "Financial obligation as a substitute for criminal proceedings" – a financial obligation imposed by law as a substitute for criminal proceedings, including an administrative fine pursuant to the Administrative Offences Law, 5746-1985, a fine for an offence specified as a fine offence pursuant to the provisions of the Criminal Court Procedure Law, financial sanction or forfeit.

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20.7.3	Reasonable judicial expenses, including lawyers' fees incurred by the position holder or that he was ordered to pay by the Court, in an action submitted against him by the Company or in its name or by another person, or in a criminal indictment of which he was acquitted, or in a criminal indictment in which he was convicted, in an offence that does not require proof of criminal intent.

20.8	The Company shall be entitled to make an agreement, with the approval of the Board of Directors, for insurance of the liability of a position holder therein for liability imposed on him following an action that he took in his capacity as a position holder therein, in any of the following:

20.8.1	Infringement of the duty of care vis-a-vis the Company or vis-a-vis some other person;

20.8.2	Infringement of fiduciary duty vis-a-vis the Company, provided that the position holder acted in good faith and had reasonable grounds for assuming that the action would not harm the Company's interests;

20.8.3	Financial liability imposed on him for the benefit of someone else.

20.9	Matters requiring a special decision to be taken.

5. Without limitation to that set forth in this agreement above and below, decisions in the following matters shall not be passed either in the general meeting of the Company or in the Board of Directors of the Company, except with a majority of at least 80% of the voting rights, as the case may be:

20.9.1	Any decision that is not taken during the course of normal business of the Company or that does not associated with normal business of the Company (whether or not we are speaking of a matter of the kind carried out by the Company in the past);

20.9.2	A decision regarding providing additional finance for the purpose of the Company's activities;

20.9.3	A change to the articles of association of the Company;

20.9.4	Any transaction of the Company with a stakeholder or his relative or a transaction in which a stakeholder in the Company has a personal interest;

20.9.5	A decision to allocate shares in the Company or to carry out another action with its share capital;

20.9.6	A decision in respect of merging, splitting, re-organization of the Company's business, sale or transfer of a material part of the Company's business;

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20.9.7	A decision to enter a new business field;

20.9.8	A decision in respect of the payment of a dividend that deviates from the Company's dividend policy as set forth in section 24 below;

20.9.9	A change to rights of signing in the Company.

20.9.10	Changing compensation to any executive officer or director

20.10	The Directors shall manage the Company's business and they shall be entitled to pay the costs they incurred in founding the Company and its registration, and to exercise any powers of the Company that are not given to the general meeting of the Company, pursuant to the Law or pursuant to these articles of association, and all subject to the provisions of the law and these articles of association and the instructions of the general meeting that do not conflict with their orders; however, no order of the Company in the general meeting shall disqualify a previous activity of the Board of Directors that would have been valid were it not for this order of the Company.

20.11	The Directors shall be entitled to appoint from within their ranks a managing Director or a manager for the period and for the salary as they see fit, whether in the form of a salary or commission or participation in profits, or combinations of these, and as long as someone appointed to do so fills his office he shall not be subject to the rotational retirement arrangements and shall not be taken into account in respect of rotational retirement of Directors; however, his appointment shall expire if, for any reason whatsoever, he stops serving as a Director or if the Company decided in a general meeting that he should cease to serve in his position.

20.12	The Directors are obligated to observe the provisions of the law, and especially the provisions in respect of:

20.12.1	Recording details of liens in connection with the Company's assets;

20.12.2	Keeping a register of the Directors;

20.12.3	Furnishing the Companies Registrar with all the following: the Company's annual report, notice of consolidation of the share capital or increasing it or converting shares into stock, copies of special decisions, a copy of the register of the Directors, and notice of any changes therein.

20.13	The Directors shall order that a record be kept of protocols in ledgers designated for this purpose, in respect of:

20.13.1	Every appointment of a position holder appointed by the Directors;

20.13.2	The names of the Directors who were present in every meeting of the Board of Directors or of their committees;

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20.13.3	All the decisions and proceedings in all the meetings as aforesaid and in meetings of the Company.

20.14	Every Director who was present in a meeting of the Board of Directors or of its committees shall sign his name in a ledger designated for this purpose.

21.	Account books and accountants

21.1	The Directors shall ensure that accounts and books are kept pursuant to the provisions of the Order.

21.2	The Directors shall formulate instructions in respect of keeping books and accounts.

21.3	The appointment of an accountant and the determination of his duties shall be pursuant to the provisions of the law.

21.4	The accountant of the Company shall be Shimon Yarel, who is a Chartered Accountant with the firm of Yarel & Partners, CPA's, located at 1 Nirim St. Tel Aviv, Israel until a different decision of the Board of Directors.

22.	The signatory

22.1	The right of signing in the name of the Company, for all matters and including bank accounts and checks, shall be given to two out of three authorized signatories determined by the Board of Directors from time to time.

23.	Expiry of the capacity of a Director

23.1	The position of a Director shall become vacant in one of the following:

23.1.1	The Director was dismissed by the shareholder who appointed him;

23.1.2	The Director ceased to be a Director by virtue of the Law;

23.1.3	The Director became bankrupt;

23.1.4	The Director was found to be mentally incapacitated or insane.

24.	Dividends and reserves

24.1	Subject to the provisions of the law, the Company shall distribute quarterly all the profits that may be paid as dividends.

24.2	The declaration of dividends and payments shall be pursuant to the sums on account of the shares, subject to the rights of the holders of shares bearing special rights in respect of dividends, but if no sum has been paid on account of any shares whatsoever, it is possible to declare dividends and pay them pursuant to the sum of the shares; sums paid by shareholders on account of their shares before payment demands were issued on them, and the sums giving interest – shall not be regarded, for the purpose of this section, as sums paid on account of shares.

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24.3	If several persons were registered as joint owners of a share, each of them shall be entitled to give a receipt for the dividends paid.

24.4	Notice of the declaration of a dividend shall be given, by the method as set forth below, to everyone entitled to receive part thereof.

24.5	The Company shall not pay interest on a dividend.

25.	Settlement of disputes, jurisdiction agreement

25.1	It is agreed between the parties that in the event of a dispute between the shareholders in the Company and/or between anyone of them and/or between them and the Company in respect of this agreement and/or anything resulting from it and/or its implementation and/or its interpretation, the dispute shall be passed to a single arbitrator to be agreed upon by the parties.

25.2	If the parties did not agree on the identity of the arbitrator within 7 days of the date on which one of them demanded that an arbitrator be appointed, the arbitrator shall be appointed by the Head of the National Center for Mediation and Settlement of Disputes, or at Investor’s option, a Beit Din.

25.3	Subject to the section in respect of settlement of disputes as set forth above, the authorized courts in Tel Aviv, and not any other authorized court, shall have the unique and sole jurisdiction to hear any matter related to and/or resulting from these articles of association.

26.	Delivery of notices

26.1	A notice by the Company to its members may be delivered either personally to the member or by mailing to his address, and if he has no address in Israel – to the address in Israel that he gave to the Company for the purpose of delivery of notices to him; if notice is sent by mail, delivery shall be deemed to have been carried out if a letter was mailed that contained the notice and the address on the letter was correct and the postage charges had been paid in advance, and if not proved otherwise, as carried out on the date on which the letter reaches its destination in the usual way.

26.2	If the member does not have an address in Israel and did not give the Company an address in Israel for delivery of notices, a notice to him published in a newspaper distributed in the neighborhood adjacent to the registered office of the Company shall be deemed to have been duly delivered on the date of its publication. In addition to the above, notices to members will also be sent by email.

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26.3	In the case of partners to a share the Company shall be entitled to give notice by delivery to the partner whose name appears first in the register in respect of that share.

26.4	For those entitled to a share as a result of the death or bankruptcy of a member, the Company shall give notice by mail in a stamped letter sent to the name or to the executor of the estate of the deceased or to the trustees of the bankrupt, etc., at the address in Israel given to it by those claiming the right as aforesaid, and if an address has not yet been given – in the way that it would have been possible to deliver the notice if the member had not died or become bankrupt.

27.	The first shareholders

The shareholder's name:         Prof. Yair Reisner

ID No.:         07510738

Address:         4 Mazal Keshet Street, 68037 Old Jaffa, Israel

Number of shares allocated to him:         7,200

Signature:         ____________________

The shareholder's name:         Yitzhak Mordechai Braun

ID No.:         051824605

Address:         9 Zecharia St., Bnei Brak

Number of shares allocated to him:         17,729

Signature:         ____________________

The shareholder's name:         Sa'ar Ya'akov Yehuda Dickman

ID No.:         028868909

Address:         5 Hatzabar St., Zur Moshe

Number of shares allocated to him:         17,729

Signature:         ____________________

The shareholder's name:         Itamar Shimrat

ID No.:         055921696

Address:         80 Anilevich St., Bnei Brak

Number of shares allocated to him:         17,729

Signature:         ____________________

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The shareholder's name:         Yoram Nathan Drucker

ID No.:         059795252

Address:         13 Sheizaf St., Re'ut

Number of shares allocated to him:         17,729

Signature:         ____________________

Authentication of the signature of the shareholders or their authorized signatories

I, advocate Eyal Flom, hereby authenticate the signatures of Prof. Yair Reisner, ID No. 07510738; Mr. Yitzhak Mordechai Braun, ID No.: 051824605; Mr. Sa'ar Ya'akov Yehuda Dickman, ID No.: 028868909; Mr. Itamar Shimrat, ID No.: 055921696; Mr. Yoram Nathan Drucker, ID No.: 059795252; who signed before me these articles of association.

Name of the advocate: Eyal Flom

Date: Aug 14, 2011

Signature and stamp: _____________________

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